Exhibit 10.2
PRECEDENT AGREEMENT
This PRECEDENT AGREEMENT (“Precedent Agreement”) is made and entered into this _____ day of April, 2010, by and between Texas Eastern Transmission, LP, a Delaware limited partnership (“Texas Eastern” or “Pipeline”), and Chesapeake Utilities Corporation (“Customer”). Pipeline and Customer are sometimes referred to herein individually as a “Party,” or collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Pipeline owns and operates an interstate natural gas transmission system extending from the State of Texas and offshore Louisiana through the Appalachian area to the Eastern Seaboard in the Philadelphia, New Jersey and New York areas;
WHEREAS, Pipeline proposes to expand its interstate natural gas transmission system by constructing, owning and operating certain pipeline, compression and related facilities to provide expansion transportation service from receipt point(s) in the Appalachian production region in West Virginia, Ohio and Pennsylvania that span both of Texas Eastern’s market zones M2 and M3, to delivery points across Texas Eastern’s market area including, but not limited to, Lambertville, N.J., Transco Station 195 in York County, PA, Dominion Transmission at Chambersburg, PA and Columbia Gas Transmission near Marietta or Eagle, Pa. (the “Project”);
WHEREAS, Customer submitted a service request pursuant to a “Non-Binding Open Season” conducted by Pipeline from August 1, 2008 through August 29, 2008, and a service request pursuant to a Binding Open Season from November 17, 2009 through December 1, 2009, and Customer desires to obtain firm transportation service from Pipeline as part of the Project for certain quantities of Customer’s natural gas; and

WHEREAS, subject to the terms and conditions of this Precedent Agreement, Pipeline is willing to construct the Project and provide the firm transportation service Customer desires;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, Pipeline and Customer agree to the following:
1. Subject to the terms and conditions of this Precedent Agreement, Pipeline shall proceed with due diligence to obtain from all governmental and regulatory authorities having competent jurisdiction over the premises, including, but not limited to, the Federal Energy Regulatory Commission (“Commission” or “FERC”), the authorizations and/or exemptions Pipeline determines are necessary: (i) for Pipeline to construct, own, operate, and maintain the Project facilities necessary to provide the firm transportation service contemplated herein; and (ii) for Pipeline to perform its obligations as contemplated in this Precedent Agreement. Pipeline reserves the right to file and prosecute any and all applications for such authorizations and/or exemptions, any supplements or amendments thereto, and, if necessary, any court review, which are consistent with this Precedent Agreement in a manner it deems to be in its best interest. During the term of this Precedent Agreement, Customer agrees to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner, the efforts of Pipeline to obtain all authorizations and/or exemptions and supplements and amendments thereto necessary for Pipeline to construct, own, operate, and maintain the Project facilities and to provide the firm transportation service contemplated in this Precedent Agreement and to perform its obligations as contemplated by this Precedent Agreement.

2. Within thirty (30) days after execution of this Precedent Agreement, Customer will advise Pipeline in writing of: (i) any facilities which Customer must construct, or cause to be constructed, in order for Customer to utilize the firm transportation service contemplated in this Precedent Agreement; and (ii) any necessary or desirable governmental, contractual and/or regulatory authorizations, approvals, certificates, permits and/or exemptions associated with the facilities identified pursuant to (i) above (“Customer’s Authorizations”).
3. Subject to the terms and conditions of this Precedent Agreement, Customer shall proceed with due diligence to obtain Customer’s Authorizations. Customer reserves the right to file and prosecute applications for Customer’s Authorizations, and, if necessary, any court review, in a manner it deems to be in its best interest; provided, however, Customer shall pursue Customer’s Authorizations in a manner designed to implement the firm transportation service contemplated herein in a timely manner. Pipeline agrees to use reasonable efforts to assist Customer in obtaining Customer’s Authorizations. Customer agrees to promptly notify Pipeline in writing when each of the required authorizations, approvals and/or exemptions are received, obtained, rejected or denied. Customer shall also promptly notify Pipeline in writing as to whether any such authorizations, approvals and/or exemptions received or obtained are acceptable to Customer.
4. (A) To effectuate the firm transportation service contemplated herein, Customer and Pipeline agree that no later than thirty (30) days after the date on which all of the conditions precedent set forth in Paragraph 8, except for the condition precedent in Paragraph 8(A)(v), of this Precedent Agreement have been satisfied or waived, they will execute two firm transportation service agreements one in the name of Chesapeake Utilities Corporation d/b/a Chesapeake Utilities Corporation – Delaware

Division (“Delaware Service Agreement”) and one in the name of Chesapeake Utilities Corporation d/b/a/ Chesapeake Utilities Corporation – Maryland Division (“Maryland Service Agreement”), collectively the “Service Agreements” under Pipeline’s Rate Schedule FT-1, which shall specify:
(1) in the case of the Delaware Service Agreement, a Maximum Daily Quantity (“MDQ”) of 30,000 dekatherms per day (“Dth/d”) exclusive of fuel requirements, effective on the Service Commencement Date (as determined in accordance with Paragraph 5 of this Precedent Agreement), and in the case of the Maryland Service Agreement, an MDQ of 10,000 Dth/d, exclusive of fuel requirements, effective on the Service Commencement Date (as determined in accordance with Paragraph 5 of this Precedent Agreement); and,
(2) in both Service Agreements: (i) a primary term of fifteen (15) years commencing on the Service Commencement Date (“Primary Term”), (ii) a Primary Point of Receipt at Clarington, Ohio, (iii) a Primary Point of Delivery at ESNG-Honeybrook, PA, and (iv) incorporate security requirements consistent with the provisions set forth in Paragraph 13 below. The rate that will apply to service under the Service Agreements shall be a Natural Gas Act Section 7(c) initial rate, plus applicable fuel retainage and all other applicable usage charges, charges and surcharges, unless the Parties otherwise mutually agree to a negotiated or discounted rate as further defined in Exhibits A and A-1.
(B) Pipeline and Customer have agreed to the following with regard to the negotiated rate for service under the Service Agreements.
(1) Subject to the terms and conditions set forth herein and in the form of negotiated rate agreements attached hereto as Exhibits A and A-1, Customer shall pay Pipeline a negotiated rate for service under the Service Agreements during the Primary Term thereof based upon Pipeline’s reasonable good faith estimate of the capital costs associated with constructing the Project facilities and all other costs associated with providing the service contemplated herein.

(2) Pipeline and Customer acknowledge that the Project is expected to involve an expansion of Pipeline’s mainline system of up to 190,000 Dth/d in its Zones M2 and M3, although the final scope of the expansion facilities is not known with precision at this time. For this reason, the estimated capital costs associated with construction of the Project facilities and the estimated Reservation Rate for service under the Service Agreements are represented by blanks in the attached Exhibits A and A-1 form of negotiated rate agreements that will be filled in at a future time. Pipeline currently estimates that the negotiated Reservation Rate for service under the Service Agreements will be [ * ].
(3) No later than June 30, 2010, Pipeline shall provide Customer with a good faith estimate of the capital costs associated with construction of the Project facilities and the related negotiated Reservation Rate. At the same time that Pipeline provides such capital cost estimate and negotiated Reservation Rate to Customer, Pipeline shall also tender to Customer two (2) negotiated rate agreements, in the form set forth in Exhibits A and A-1 hererto, with the blanks for capital costs, negotiated Reservation Rate and the formula for the adjustment to the negotiated Reservation Rate filled in a manner consistent with such capital cost estimate and negotiated Reservation Rate. Pipeline and Customer shall promptly execute such negotiated rate agreements; provided, however, Customer shall not be obligated to execute the negotiated rate agreements, if the negotiated Reservation Rates set forth therein are higher than the range of negotiated Reservation Rates provided in clause (2) of this Paragraph 4(B) and such higher negotiated Reservation Rates cause the value of the commercial transaction with respect to the natural gas to be transported under the Service Agreements to be uneconomic to Customer, as determined by Customer in its good faith reasonable discretion.

*	This confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

(4) In the event that Customer has elected not to execute the negotiated rate agreements in accordance with the proviso in the last sentence of clause (3) of this Paragraph 4(B), Pipeline and Customer shall promptly meet and work in a good faith attempt to agree upon a negotiated Reservation Rate that is commercially acceptable to both Parties. If after a reasonable time, the Parties are unable to agree upon a mutually acceptable negotiated Reservation Rate, either Party shall have the right to terminate this Precedent Agreement and the Service Agreements by providing the other Party with thirty (30) days prior written notice of its intent to terminate such agreements. If this Precedent Agreement and the Service Agreements are terminated in accordance with this Paragraph 4(B), Customer shall, at the option and election of Pipeline, reimburse Pipeline for Customer’s proportionate share (as prorated based on total Project MDQs of 190,000 dths/d) of Pipeline’s Pre-service Costs incurred to the date of such termination.
5. Upon satisfaction or waiver of all the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, Pipeline shall notify Customer of such fact, and that service under the Service Agreements will commence on a date certain, which date will be the later of: (i) November 1, 2012, or (ii) the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement are satisfied or waived (“Service Commencement Date”). On and after the date on which Pipeline has notified Customer that service under the Service Agreements will commence, Pipeline shall provide firm transportation service for Customer pursuant to the terms of the Service Agreements and Customer will pay Pipeline for all applicable charges required by the Service Agreements.

6. Pipeline will undertake the design of the Project facilities and any other preparatory actions necessary for Pipeline to complete and file its certificate application(s) related to the Project with the Commission. Prior to satisfaction of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement (with the exception of 8(A)(v)), Pipeline shall have the right, but not the obligation, to proceed with the necessary design of facilities, acquisition of materials, supplies, properties, rights-of-way and any other necessary preparations to implement the firm transportation service under the Service Agreement as contemplated in this Precedent Agreement.
7. Upon satisfaction of the conditions precedent set forth in Paragraphs 8(A), except for 8(A)(v), and 8(B)(i) of this Precedent Agreement, or waiver of the same by Pipeline or Customer, as applicable, Pipeline shall proceed (subject to the continuing commitments of all customers executing precedent agreements and service agreements for service utilizing the firm transportation capacity to be made available by the Project) with due diligence to construct the authorized Project facilities and to implement the firm transportation service contemplated in this Precedent Agreement on November 1, 2012. Notwithstanding Pipeline’s due diligence, if Pipeline is unable to commence the firm transportation service for Customer as contemplated herein on November 1, 2012, Pipeline will continue to proceed with due diligence to complete arrangements for such firm transportation service, and commence the firm transportation service for Customer at the earliest practicable date thereafter. Pipeline will neither be liable nor will this Precedent Agreement or the Service Agreements be subject to cancellation if Pipeline is unable to complete the construction of such authorized Project facilities and commence the firm transportation service contemplated herein by November 1, 2012.

8. Commencement of service under the Service Agreements and Pipeline’s and Customer’s rights and obligations under the Service Agreements are expressly made subject to satisfaction of the following conditions precedent:
(A) Pipeline’s (only Pipeline shall have the right to waive the conditions precedent set forth in this Paragraph 8(A)):
(i)
receipt and acceptance by March 1, 2012, of all necessary certificates and authorizations from the Commission to construct, own, operate and maintain the Project facilities, all as described in Pipeline’s certificate application as it may be amended from time to time, necessary to provide the firm transportation service contemplated herein and in the Service Agreements;

(ii)
receipt of approval, within thirty (30) days after Pipeline’s acceptance of the certificates and authorizations specified in Paragraph 8(A)(i), from its Board of Directors, or similar governing body, to expend the capital necessary to construct the Project facilities;

(iii)
receipt of all necessary governmental authorizations, approvals, and permits required to construct the Project facilities necessary to provide the firm transportation service contemplated herein and in the Service Agreements other than those specified in Paragraph 8(A)(i);

(iv)	procurement of all necessary rights-of-way, easements or permits in form and substance acceptable to Pipeline;
(v)
completion of construction of the necessary Project facilities, and all other facilities required to render firm transportation service for Customer pursuant to the Service Agreements and Pipeline being ready and able to place such facilities into gas service; provided however, satisfaction of this condition precedent is not conditioned upon completion of the Interconnection Facilities, as defined below;

(vi)
the receipt by Eastern Shore Natural Gas Company (“Eastern Shore”) by December 1, 2010 to be in service by 2011, of all necessary certificates, and authorizations from the Commission to construct and operate the interconnection facilities, all as described in Eastern Shore’s certificate application as it may be amended from time to time, necessary to interconnect the pipeline systems of Pipeline and Eastern Shore in or near Honeybrook, Pennsylvania (“the Interconnection Facilities”); and

(vii)	Eastern Shore, by March 1, 2011, has commenced construction of the Interconnection Facilities.

(B) Customer’s (only Customer shall have the right to waive the conditions precedent set forth in this Paragraph 8(B)):
(i)	receipt and acceptance by April 1, 2010, of all Customer’s Authorizations.
(ii)
the receipt by Eastern Shore Natural Gas Company (“Eastern Shore”) by December 1, 2010 to be in service by 2011 of all necessary certificates and authorizations from the Commission to construct and operate the Interconnection Facilities.; and

(v)	Eastern Shore, by March 1, 2011, has commenced construction of the Interconnection Facilities.
(C) Unless otherwise provided for herein, the Commission authorization(s) and approval(s) contemplated in Paragraph 1 of this Precedent Agreement must be issued in form and substance reasonably satisfactory to both Parties hereto. For purposes of this Precedent Agreement, such Commission authorization(s) and approval(s) shall be deemed satisfactory if issued or granted in form and substance as requested, or if issued in a manner acceptable to Pipeline and such authorization(s) and approval(s), as issued, will not have a material adverse effect on Customer. Customer shall notify Pipeline in writing not later than fifteen (15) days after the issuance of the Commission certificate(s), authorization(s) and approval(s), including any order issued as a preliminary determination on non-environmental issues, contemplated in Paragraph 1 of this Precedent Agreement if such certificate(s), authorization(s) and approval(s) are not satisfactory to Customer. All other governmental authorizations, approvals, permits and/or exemptions that Pipeline must obtain must be issued in form and substance reasonably acceptable to Pipeline. All governmental approvals that Pipeline is required by this Precedent Agreement to obtain must be duly granted by the Commission or other governmental agency or authority having jurisdiction, and must be final and no longer subject to rehearing or appeal; provided, however, Pipeline may waive the requirement that such authorization(s) and approval(s) be final and no longer subject to rehearing or appeal.

9. If Customer (i) terminates this Precedent Agreement for any reason; (ii) otherwise fails to perform, in whole or in part, its material duties and obligations hereunder; or (iii) during the term of this Precedent Agreement, interferes with or obstructs the receipt by Pipeline of the authorizations and/or exemptions contemplated by and consistent with this Precedent Agreement as requested by Pipeline and, as a result of such actions by Customer, Pipeline does not receive the authorizations and/or exemptions in form and substance as requested by Pipeline or does not receive such authorizations and/or exemptions at all, then in any of the above events, Customer shall, at the option and election of Pipeline, reimburse Pipeline within 30 days of Pipeline’s invoice for Customer’s proportionate share (as prorated based on initial MDQs among all customers taking actions described in this Paragraph 9) of Pre-service Costs as hereinafter defined. The term, “Pre-service Costs” for all purposes in this Precedent Agreement shall include, but will not be limited to, those expenditures and/or costs incurred, accrued, allocated to, or for which Pipeline is contractually obligated to pay associated with engineering, construction, materials and equipment, environmental, regulatory, and/or legal activities, allowance for funds used during construction, negative salvage, internal overhead and administration and any other costs incurred in furtherance of Pipeline’s efforts to develop and construct the Project and to satisfy its obligations under this Precedent Agreement and all other precedent agreements for service on the Project facilities including, without limitation, the federal and state income tax liability, if any, to Pipeline associated with its receipt of such reimbursement amount. Pipeline shall use commercially reasonable efforts to mitigate Pre-service Costs. If Customer terminates this Precedent Agreement and the Service Agreements in accordance with the provisions of Paragraph 4(B)(4), and if Customer, at the option and election of Pipeline, is assessed Customer’s proportionate share (as prorated based on total Project MDQs of 190,000dths/d) of Pipeline’s Pre-service Costs incurred to the date of such termination, Customer shall not be assessed any additional Pre-service Costs pursuant to Paragraph 9.

NOTWITHSTANDING THE FOREGOING, THE PARTIES HERETO AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS) ARISING OUT OF OR IN ANY MANNER RELATED TO THIS PRECEDENT AGREEMENT, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE SOLE, CONCURRENT OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE OR PASSIVE), STRICT LIABILITY (INCLUDING, WITHOUT LIMITATION, STRICT STATUTORY LIABILITY AND STRICT LIABILITY IN TORT) OR OTHER FAULT OF EITHER PARTY. THE IMMEDIATELY PRECEDING SENTENCE SPECIFICALLY PROTECTS EACH PARTY AGAINST SUCH PUNITIVE, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES EVEN IF WITH RESPECT TO THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SUCH PARTY; AND ALL RIGHTS TO RECOVER SUCH DAMAGES OR PROFITS ARE HEREBY WAIVED AND RELEASED.

10. (A) If the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, excluding the condition precedent set forth in Paragraph 8(A)(v) have not been fully satisfied, or waived by Pipeline or Customer, as applicable, by the earlier of the applicable dates specified therein or within one (1) year after the date specified in Paragraph 5(i), and this Precedent Agreement has not been terminated pursuant to Paragraphs 11 or 12 hereof, then either Pipeline or Customer may thereafter terminate this Precedent Agreement (and the Service Agreements, if executed) by giving ninety (90) days prior written notice of its intention to terminate to the non-terminating Party; provided, however, if the conditions precedent are satisfied, or waived by Pipeline or Customer, as applicable, within such ninety (90) day notice period, then termination of such agreements will not become effective.
(B) Notwithstanding any other provision of this Precedent Agreement, if Pipeline has not completed construction of the Project facilities and made such facilities available for service by November 1, 2013, and the conditions precedent set forth in Paragraph 8(B) hereof have been satisfied, Customer and Pipeline shall cause their senior management to meet promptly to resolve any timing issues and if after ninety (90) days no resolution has been reached, then Customer shall have the right to terminate this Precedent Agreement (and the Service Agreements and the Negotiated Rate Agreements) by providing ninety (90) days prior written notice of its intention to terminate this Precedent Agreement to Pipeline; provided, however, if Pipeline completes construction of the Project facilities and makes such facilities available for service during such ninety (90)-day period, then termination of this Precedent Agreement (and the Service Agreements and the Negotiated Rate Agreements) will not be effective; further, in the event the delay in meeting the November 1, 2013 in-service date is due to issues arising out of or directly related to any horizontal directional drilling activities or legal appeals or other legal or regulatory activities that have resulted in a delay in the issuance of any necessary permit or authorization, then in such event the November 1, 2013 date shall be extended to November 1, 2014. If this Precedent Agreement terminates in accordance with this Paragraph 10(B), then, notwithstanding any other provision of this Precedent Agreement, Customer shall have no obligation to pay Pipeline Pre-service Costs under Paragraph 9 hereof.

11. In addition to the provisions of Paragraph 10 hereof, Pipeline may terminate this Precedent Agreement at any time upon fifteen (15) days prior written notice to Customer, if: (i) Pipeline, in its sole discretion, determines for any reason that the Project contemplated herein is no longer economically viable, or (ii) substantially all of the other precedent agreements, service agreements or other contractual arrangements for the firm service to be made available by the Project are terminated, other than by reason of commencement of service.
12. If this Precedent Agreement is not terminated pursuant to Paragraphs 10 or 11 hereof, it will terminate by its express terms on the Service Commencement Date, and thereafter Pipeline’s and Customer’s rights and obligations related to the transportation service contemplated herein shall be determined pursuant to the terms and conditions of such Service Agreements and Pipeline’s FERC Gas Tariff, as effective from time to time. Notwithstanding any termination of this Precedent Agreement pursuant to Paragraphs 10, 11 or 12 hereof, to the extent that a provision of this Precedent Agreement contemplates that one or both Parties may have further rights and/or obligations hereunder following such termination, the provision shall survive such termination as necessary to give full effect to such rights and/or obligations.

13. Customer shall satisfy the creditworthiness requirements as set forth in this Paragraph 13 within 7 days from the effective date of this Precedent Agreement, or from the date of any subsequent request from Pipeline. Customer shall at all times during the effectiveness of this Precedent Agreement and the Service Agreement meet the creditworthiness requirements set forth in the table below:
Credit Requirements

Creditworthiness Conditions	Category A1	Category B2	Category C3	Category D4
Customer or Guarantor’s S&P or Moody’s or Fitch Rating	BBB/Baa2/BBB or higher	BBB-/Baa3/BBB-	BB+ to BB-/Ba1 to Ba3 /BB+ to BB-	B+/B1/B+ or lower
Other Conditions	See “Rating” definition in 13(A)
Letter of Credit Requirement (as fixed amount or months of reservation charges under the Service Agreement)
On or about the effective date of the Precedent Agreement	0	$100,000	$100,000	$100,000
When pro-rata share of Pre-service Costs exceeds $100,000	0	Pro-rata share of Pre-service Costs, save that such amount will not be less than $100,000 or greater than the amount required below
From and after the Service Commencement Date	0	lesser of 3 months or remaining term of Service Agreement	lesser of 24 months or remaining term of Service Agreement	lesser of 30 months or remaining term of Service Agreement

[1]	A Category A customer meeting all creditworthiness conditions is considered Creditworthy (“Creditworthy”). No additional credit support is required.

[2]
Category B will apply to a customer that meets the creditworthiness requirements of Category B but not Category A, A Category B customer that does not have a sufficient open credit line shall (a) post a “Guaranty”, as hereinafter defined, from a “Guarantor”, as hereinafter defined, meeting Category A creditworthiness conditions, or (b) provide a “Letter of Credit” , as hereinafter defined, in the amount required for Category B.

[3]
A customer in Category C shall (a) post a Guaranty from a Guarantor meeting Category A creditworthiness conditions, (b) provide a Guaranty from a Guarantor meeting Category B creditworthiness conditions, and a Letter of Credit in the amount required for Category B, or (c) provide a Letter of Credit in the amount required for Category C.

[4]
A customer in Category D shall (a) post a Guaranty from a Guarantor meeting Category A creditworthiness conditions, (b) provide a Guaranty from a Guarantor meeting Category B creditworthiness conditions, and a Letter of Credit in the amount required for Category B, (c) provide a Guaranty from a Guarantor meeting Category C creditworthiness conditions, and a Letter of Credit in the amount required for Category C, or (d) provide a Letter of Credit in the amount required for Category D.

In the event Customer does not have the external credit rating listed in the table above, Customer may qualify as the equivalent of a Category B if it meets and maintains throughout the term of the service agreement all three of the following conditions:
1.)	Tangible Net Worth of $100 million or greater.
2.)
Fixed Charge Coverage Ratio of 150% or greater.   If any future indebtedness covenants have or reasonably imply a Fixed Charge Coverage Ratio limit greater than 120%, this 150%  limit will adjust upwards so as to maintain at least a 30% gap.

3.)
Funded Indebtedness of the Customer (including Current and Funded Indebtedness of Customer’s subsidiaries) as a percent of Total Capitalization of no more than 60%.  If any future indebtedness covenants have or reasonably imply a Current and Funded Indebtedness as a percent of Total Capitalization limit of less than 65%, this 60% limit will adjust downwards so as to maintain at least a 5% gap.

Customer meeting two out of the three conditions above qualifies as a Category C equivalent. Customer meeting less than two out of the three conditions above qualifies as a Category D equivalent.
Customer qualifying for credit under this equivalent rating option shall provide financial information and reports to Pipeline including, but not limited to, quarterly covenant compliance reports, bond, note and credit facility agreements, and detailed financial statements.
(A) For the purposes of this Paragraph 13:
“Rating” – shall mean long-term senior unsecured debt rating from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P), or Fitch Ratings (“Fitch”). If the entity is rated by two rating agencies, the lower rating shall apply to the minimum requirement of the applicable Category A, B or C. If the entity is rated by three rating agencies, at least two ratings shall meet the minimum requirement of the applicable Category A, B or C.

“Guaranty” – shall mean that Customer’s parent company or a third party meeting the creditworthiness conditions of Category A, B, or C (“Guarantor”): (i) guarantees all payment obligations of Customer under this Precedent Agreement and the Service Agreements, (ii) remains in effect until all payment obligations under this Precedent Agreement and Service Agreements have been satisfied in full, and (iii) shall be in a form acceptable to Pipeline, which for purposes herein shall mean in form and content acceptable to Pipeline in its reasonable discretion. The Guarantor must meet the creditworthiness conditions of Category A, B or C for so long as it guarantees Customer’s payment obligations. Pipeline may require Customer to provide, or cause to be provided, a replacement Guaranty from a replacement Guarantor if the original Guarantor is, at any time, no longer meeting the creditworthiness conditions of Category A, B or C.
“Letter of Credit” – shall mean a standby irrevocable letter of credit from a “Qualified Financial Institution” , as defined below, which shall be: (i) issued for an annual period (ii) automatically renewed annually, until all payment obligations under this Precedent Agreement and the Service Agreements have been satisfied in full, (iii) in a form acceptable to Pipeline, which for purposes herein shall mean in form and content substantially similar to Exhibit B hereto, and (iv) be provided at no cost to Pipeline.
“Qualified Financial Institution” – shall mean a major U.S. commercial bank, or the U.S. branch office of a foreign bank, which is not the Customer or Customer’s Guarantor (or a subsidiary or affiliate of the Customer or Customer’s Guarantor) and which has assets of at least $10 billion dollars and a credit rating of at least “A” by S&P, or “A3” by Moody’s. Pipeline may require Customer, at no cost to Pipeline, to substitute a Qualified Financial Institution if the Letter of Credit provided is, at any time, from a financial institution which is no longer a Qualified Financial Institution.
““Tangible Net Worth” – shall mean Stockholder Equity less Intangibles, Pension, Other Deferred Charges, Other Regulatory Assets and Non-Current Receivables.
“Fixed Charge Coverage ratio” – shall mean Interest Expense and Lease Rental Expense divided by Net Income before Interest Expense, Taxes, Lease Rental Expense, and any Net Gain or Loss on Sale of Investment or Fixed Assets.
“Funded Indebtedness” – shall mean Long Term Debt, current portion of Long Term Debt, Long Term Lease Obligation and current portion of Long Term Lease Obligation.
“Total Capitalization” – shall mean Long Term Debt, current portion of Long Term Debt, Long Term Lease Obligation, current portion of Long Term Lease Obligation, plus Stockholder Equity.
For purposes of this paragraph 13, “Customer’s pro-rata share of Pre-service Costs” will be determined by an estimated cost and commitments schedule.
(B) The requirements set forth in this Paragraph 13 shall be in addition to and not in lieu of any requirements under Pipeline’s FERC Gas Tariff, which are applicable to Customer with respect to service on and after the Service Commencement Date under the Service Agreements.
(C) If at any time and from time to time during the effectiveness of this Precedent Agreement and/or the Service Agreements. Pipeline determines that Customer is not satisfying the requirements in this Paragraph 13, Pipeline shall notify Customer in writing, and Customer shall satisfy, or cause to be satisfied, such requirement(s) as soon as reasonably practicable, but in no event later than the close of the seventh (7th) business day following receipt of such notice from Pipeline.

(D) The failure of Customer to timely satisfy or maintain the requirements set forth in this Paragraph 13 shall in no way relieve Customer of its other obligations under this Precedent Agreement and/or the Service Agreements, nor shall it affect Pipeline’s right to seek damages or performance under this Precedent Agreement and/or the Service Agreements. Further, if Customer fails to timely satisfy or maintain the requirements of this Paragraph 13, Pipeline shall have the right, but not the obligation, to suspend performance under this Precedent Agreement, or to terminate this Precedent Agreement, upon ten (10) days prior written notice by Pipeline.
(E) This Paragraph 13 shall survive the termination of this Precedent Agreement and shall remain in effect until all payment obligations under this Precedent Agreement and the Service Agreements have been satisfied in full.
(F) In the event Customer assigns this Precedent Agreement and/or the Service Agreements in accordance with the applicable assignment provisions(s), or in the event Customer permanently releases all or a portion of Customer’s capacity under the Service Agreements in accordance with Section 3.14 of the General Terms & Conditions of Pipeline’s FERC Gas Tariff, the assignee and/or the permanent replacement customer, as applicable, shall be required to satisfy the requirements of this Paragraph 13 until all payment obligations under this Precedent Agreement and the Service Agreements have been satisfied in full.
14. This Precedent Agreement may not be modified or amended unless the Parties execute written agreements to that effect.

15. Any company which succeeds by purchase, merger, or consolidation of title to the properties, substantially as an entirety, of Pipeline or Customer, will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement. Otherwise, neither Customer nor Pipeline may assign any of its rights or obligations under this Precedent Agreement without the prior written consent of the other Party hereto. Further in the event of any assignment of this Precedent Agreement or the Service Agreements by Customer or a permanent release of all or any portion of Customer’s capacity under the Service Agreements, Customer’s assignee or permanent replacement shipper, as the case may be, shall be required to comply with the provisions of Paragraph 13 for the remaining term of this Precedent Agreement and/or the Service Agreements.
16. Except as expressly provided for in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person not a Party hereto any rights, remedies or obligations under or by reason of this Precedent Agreement.
17. Each and every provision of this Precedent Agreement shall be considered as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation or drafting thereof. It is expressly agreed that no consideration shall be given or presumption made on the basis of who drafted this Precedent Agreement or any specific provision hereof.
18. The recitals and representations appearing first above are hereby incorporated in and made a part of this Precedent Agreement.
19. This Precedent Agreement shall be governed by, construed, interpreted, and performed in accordance with the laws of the State of Texas, without recourse to any laws governing the conflict of laws.

20. Except as herein otherwise provided, any notice, request, demand, statement, or bill provided for in this Precedent Agreement, or any notice which either Party desires to give to the other, must be in writing and will be considered duly delivered when mailed by registered or certified mail, or overnight courier, to the other Party’s post office address set forth below:

Pipeline:	Texas Eastern Transmission, LP 5400 Westheimer Court Houston, Texas 77056 Attn: Vice President, Northeast Marketing and Business Development Phone: (713) 627-5400 Fax: (713) 989-3190

Customer:	Chesapeake Utilities Corporation 350 South Queen Street Dover, Delaware 19904 Attn: Jennifer Clausius Phone: 302-736-7818 Fax: 302-734-6011
or at such other address as either Party designates by written notice. Routine communications, including monthly statements, will be considered duly delivered when mailed by registered mail, certified mail, ordinary mail, or overnight courier.
21. When used in this Precedent Agreement, and unless otherwise defined herein, capitalized terms shall have the meanings set forth in Pipeline’s FERC Gas Tariff on file with the Commission, as amended from time to time.

22. Customer represents and warrants that neither the execution, delivery and performance of this Precedent Agreement, the Service Agreements, the Negotiated Rate Agreements by Customer nor the consummation of the transactions contemplated by this Precedent Agreement, the Service Agreements or the Negotiated Rate Agreements , (A) conflicts or will conflict with or constitutes or will constitute a violation of the partnership agreement, limited liability company agreement, certificate of formation or conversion, certificate or articles of incorporation, bylaws or other constituent document (collectively, the “Organizational Documents”) of Customer, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any Customer any of its subsidiaries (collectively, the “Customer Entities”) is a party or by which any of them or any of their respective properties may be bound, or (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to any of the Customer Entities or any of their properties in a proceeding to which any of them or their property is a party.
IN WITNESS WHEREOF, the Parties hereto have caused this Precedent Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

Texas Eastern Transmission, LP	Chesapeake Utilities Corporation
by its General Partner
Spectra Energy Transmission Services, LLC

By:	By:

Title:	Title:

Texas Estern Transmission, LP 5400 Westheimer Court Houston, TX 77056-5310 713.627.5400 main	Mailing Address: P.O. Box 1642 Houston, TX 77251-1642
EXHIBIT A
April 7, 2010
Chesapeake Utilities Corporation
350 South Queen Street
Dover, DE 19904
Attn: Jennifer Clausius
Re:	Rate Schedule FT-1 Service Agreement between Texas Eastern and Customer dated on or about the date hereof — Negotiated Rate Agreement
Dear Jennifer:
By this transmittal letter, Texas Eastern Transmission, LP (“Texas Eastern” or “Pipeline”) and Chesapeake Utilities Corporation (“Customer”) are implementing a negotiated rate applicable to service under the above-referenced Rate Schedule FT-1 Service Agreement.
Texas Eastern and Customer hereby agree that the provisions on the attached pro forma tariff sheet(s) reflect the terms of their agreement, including the effectiveness of the negotiated rate. After execution of this letter by both Texas Eastern and Customer, Texas Eastern shall file the tariff sheet(s) with the Commission containing rate-related provisions identical to those provisions on the attached pro forma tariff sheet(s) in accordance with Section 29.7 of the General Terms and Conditions of the Texas Eastern tariff.
If the foregoing accurately sets forth your understanding of the matter covered herein, please so indicate by having a duly authorized representative sign in the space provided below and returning an original signed copy to the undersigned.
Sincerely,
Texas Eastern Transmission, LP
By its General Partner
Spectra Energy Transmission Services, LLC

ACCEPTED AND AGREED TO
THIS  _____  DAY OF APRIL, 2010
CHESAPEAKE UTILITIES CORPORATION

Name:
Title:
www.spectraenergy.com

TEXAS EASTERN TRANSMISSION, LP
FERC Gas Tariff	Pro Forma Sheet No. _____
Seventh Revised Volume No. 1
STATEMENT OF NEGOTIATED RATES 1/ 2/ 3/
Customer Name: Chesapeake Utilities Corporation – Delaware Division
Service Agreement: [tbd]
Term of Negotiated Rate: The term of this negotiated rate commences on the Service Commencement Date (as such term is defined in the Service Agreement) and continues for the “Primary Term,” (as such term is defined in the Service Agreement).
Rate Schedule: FT-1
MDQ: 30,000 Dth/d
Reservation Rate: During the Primary Term, Customer shall pay a “Negotiated Reservation Rate” equal to a fixed monthly Reservation Charge of [$ ]. Such Negotiated Reservation Rate shall be stated per Dth, per month of Customer’s MDQ under the Service Agreement and will be adjusted as set forth in footnote 3 below. Customer shall also be responsible for any ASA (defined below) reservation surcharge applicable to Customer’s Service Agreement under Rate Schedule FT-1.
Usage Rate: During the Primary Term, shall be as follows:
(a) with respect to service from any Primary Receipt Point to any Primary Delivery Point, as such points are described below, and with respect to service provided from a Receipt Point to a Delivery Point located entirely within the “Transportation Path” (as defined in Pipeline’s FERC Gas Tariff), the Usage Charge shall be $0.00/Dth delivered, and Customer shall also be responsible for and pay the Applicable Shrinkage Adjustment (“ASA”) charge, the applicable ACA charge, ASA usage surcharge, EPC adjustment and all other charges and surcharges applicable to Customer’s Service Agreement under Rate Schedule FT-1 (provided, with respect to the applicable ASA charge, the charge is currently estimated to be 1.98%, but it will be the applicable incremental ASA charge in effect from time to time under Pipeline’s FERC Gas Tariff for the Project and in particular Customer’s Service Agreement);and while Customer may not nominate more than Customer’s MDQ, in the event actual quantities exceed the MDQ then with respect to service for such quantities above Customer’s MDQ, customer shall pay Pipeline, for all gas quantities transported, a usage rate, which shall be a negotiated rate equal to the maximum applicable Usage-2 Charge under Texas Eastern’s Rate Schedule FT-1 for this Project multiplied by the quantity of gas, in Dekatherms, delivered in the applicable day, and Customer shall also pay the applicable ASA charge, ACA charge, ASA usage surcharge, EPC adjustment and all other charges and surcharges applicable to the Service Agreement under Rate Schedule FT-1.
(b) with respect to service provided from a Receipt Point to a Delivery Point where one or both such points are located outside of the Transportation Path, the usage rate shall be the maximum applicable system Usage Charge under Texas Eastern’s Rate Schedule FT-1 multiplied by the quantity of gas, in Dekatherms, delivered in the applicable day, and Customer shall also pay the applicable system ASA charge, ACA charge, ASA usage surcharge, EPC adjustment and all other system charges and surcharges applicable to the Service Agreement under Rate Schedule FT-1.
Primary Receipt Points: Interconnection of Pipeline and Kinder Morgan REX Clarington, Monroe County, OH (Meter #73580)
Primary Delivery Points: at a proposed new interconnect to be established with Eastern Shore Natural Gas at Honeybrook, PA (Meter # ).
Recourse Rate(s): The Recourse Rate(s) applicable to this service is the applicable maximum rate(s) stated on Texas Eastern’s Tariff Sheets at the applicable time.

Issued by: D. A. McCallum, Director, Rates and Tariffs
Issued on:	Effective on:

TEXAS EASTERN TRANSMISSION, LP
FERC Gas Tariff	Pro Forma Sheet No. _____
Seventh Revised Volume No. 1
1/ This agreement conforms to the applicable form of service agreement.
2/ This negotiated rate shall apply only to service under Contract No. [tbd] and using the points designated herein, as further described herein; provided, if Customer amends the Service Agreement to change one or more of its primary points listed above pursuant to the provisions of Pipeline’s FERC Gas Tariff, Pipeline shall have the option to terminate this negotiated rate by providing Customer with written notice of Pipeline’s intent to terminate the negotiated rate and, in such case, Pipeline’s maximum recourse rates referenced above shall apply for the remaining term of the Service Agreement, unless and until otherwise agreed in writing between Customer and Pipeline; provided, further that following the term of this negotiated rate as such term is described above, Pipeline’s maximum recourse rates referenced above shall apply for any remaining term under the Service Agreement.
3/ Pipeline and Customer acknowledge that the Capital Costs attributable to the Project facilities which underlie the monthly Reservation Charge described in the Reservation Rate section above are reasonably estimated to be $[tbd dollars]. Such estimate of Capital Costs is expected to be substantially the same as the estimated Project capital costs reflected in the Exhibit K included with the certificate application filed by Pipeline with the Federal Energy Regulatory Commission (“Commission”) for the Project. The monthly Reservation Charge shall be adjusted, pursuant to the formula set forth in this footnote 3, solely to reflect any differences between the estimated $[tbd] and the amount of Capital Costs attributable to the Project facilities reflected by Pipeline in an amended Exhibit K that is filed by Pipeline with the Commission in the certificate proceeding regarding the Project. Pipeline shall prepare such amended Exhibit K in accordance with Section 157.14(a)(13) of Title 18 of the Code of Federal Regulations and such amended Exhibit K shall reflect Pipeline’s reasonable good faith estimate at the time of the total Capital Costs attributable to the Project, and Pipeline shall file such amended Exhibit K at least thirty (30) days, but no more than sixty (60) days, prior to the in-service date of the Project, as such in-service date is estimated to occur by Pipeline at the time (“Amended Exhibit K”).
Such monthly Reservation Charge shall be adjusted by an amount per Dth of MDQ equal to $0.3042 (equivalent to $0.01 per Dth per Day) for each $[tbd] million increment of Capital Costs as reflected in the Amended Exhibit K above or below the estimated $[tbd] amount (to be clear, the Reservation Charge adjustment will occur to the fourth decimal point and thus the rate may be adjusted in increments as small as $0.0001 per Dth per Day); provided, if the Capital Costs reflected in the Amended Exhibit K exceed 15% above the estimated Capital Costs of $[tbd], then the amount used for the Reservation Charge adjustment shall be deemed to be 1.15 multiplied by the estimated Capital Costs, and if the Capital Costs reflected in the Cost Report are more than 10% below the estimated Capital Costs of $[tbd], then the amount used for the Reservation Charge adjustment shall be deemed to be .90 multiplied by the estimated Capital Costs.
For purposes of this Negotiated Rate Agreement, (1) the term “Project” shall mean the Project as generally described in the recitals to the Precedent Agreement between the Parties regarding construction of facilities necessary to provide the service contemplated in the Service Agreement, and as more specifically described in the certificate application, as amended, related to such facilities on file with the Commission, and(2) the term “Capital Costs” means the total capital costs incurred by Pipeline for the development and construction of the Project, including, without limitation, the allowance for funds used during construction, as such costs are reflected in the Amended Exhibit K, including all costs incurred to the date of the Amended Exhibit K and estimated to be incurred for final completion of the applicable project.

Issued by: D. A. McCallum, Director, Rates and Tariffs
Issued on:	Effective on:

TEXAS EASTERN TRANSMISSION, LP
FERC Gas Tariff	Pro Forma Sheet No. _____
Seventh Revised Volume No. 1
4/ Texas Eastern and Customer agree that Contract No. [tbd] is a ROFR Agreement and will remain a ROFR Agreement following the end of the Negotiated Rate Term.
5/ Texas Eastern and Customer agree that in the event any carbon emissions tax or other greenhouse gas assessment is imposed on Texas Eastern as a surcharge, or other form of rate recovery, during the term of this Negotiated Rate Agreement, then Customer shall agree to modify the negotiated rate set forth herein to include Customer’s ratable share of such amounts. Further, if Texas Eastern is required to incur additional expense to comply with any greenhouse gas laws, rules or regulations, then Customer shall agree to modify the negotiated rate set forth herein to include Customer’s ratable share of such additional expense.

Issued by: D. A. McCallum, Director, Rates and Tariffs
Issued on:	Effective on:

Texas Estern Transmission, LP 5400 Westheimer Court Houston, TX 77056-5310 713.627.5400 main	Mailing Address: P.O. Box 1642 Houston, TX 77251-1642
EXHIBIT A-1
April 7, 2010
Chesapeake Utilities Corporation
350 South Queen Street
Dover, DE 19904
Attn: Jennifer Clausius
Re:	Rate Schedule FT-1 Service Agreement between Texas Eastern and Customer dated on or about the date hereof — Negotiated Rate Agreement
Dear Jennifer:
By this transmittal letter, Texas Eastern Transmission, LP (“Texas Eastern” or “Pipeline”) and Chesapeake Utilities Corporation (“Customer”) are implementing a negotiated rate applicable to service under the above-referenced Rate Schedule FT-1 Service Agreement.
Texas Eastern and Customer hereby agree that the provisions on the attached pro forma tariff sheet(s) reflect the terms of their agreement, including the effectiveness of the negotiated rate. After execution of this letter by both Texas Eastern and Customer, Texas Eastern shall file the tariff sheet(s) with the Commission containing rate-related provisions identical to those provisions on the attached pro forma tariff sheet(s) in accordance with Section 29.7 of the General Terms and Conditions of the Texas Eastern tariff.
If the foregoing accurately sets forth your understanding of the matter covered herein, please so indicate by having a duly authorized representative sign in the space provided below and returning an original signed copy to the undersigned.
Sincerely,
Texas Eastern Transmission, LP
By its General Partner
Spectra Energy Transmission Services, LLC

ACCEPTED AND AGREED TO
THIS  _____  DAY OF APRIL, 2010
CHESAPEAKE UTILITIES CORPORATION

Name:
Title:
www.spectraenergy.com

TEXAS EASTERN TRANSMISSION, LP
FERC Gas Tariff	Pro Forma Sheet No. _____
Seventh Revised Volume No. 1
STATEMENT OF NEGOTIATED RATES 1/ 2/ 3/
Customer Name: Chesapeake Utilities Corporation — Maryland Division
Service Agreement: [tbd]
Term of Negotiated Rate: The term of this negotiated rate commences on the Service Commencement Date (as such term is defined in the Service Agreement) and continues for the “Primary Term,” (as such term is defined in the Service Agreement).
Rate Schedule: FT-1
MDQ: 10,000 Dth/d
Reservation Rate: During the Primary Term, Customer shall pay a “Negotiated Reservation Rate” equal to a fixed monthly Reservation Charge of [$ ]. Such Negotiated Reservation Rate shall be stated per Dth, per month of Customer’s MDQ under the Service Agreement and will be adjusted as set forth in footnote 3 below. Customer shall also be responsible for any ASA (defined below) reservation surcharge applicable to Customer’s Service Agreement under Rate Schedule FT-1.
Usage Rate: During the Primary Term, shall be as follows:
(a) with respect to service from any Primary Receipt Point to any Primary Delivery Point, as such points are described below, and with respect to service provided from a Receipt Point to a Delivery Point located entirely within the “Transportation Path” (as defined in Pipeline’s FERC Gas Tariff), the Usage Charge shall be $0.00/Dth delivered, and Customer shall also be responsible for and pay the Applicable Shrinkage Adjustment (“ASA”) charge, the applicable ACA charge, ASA usage surcharge, EPC adjustment and all other charges and surcharges applicable to Customer’s Service Agreement under Rate Schedule FT-1 (provided, with respect to the applicable ASA charge, the charge is currently estimated to be 1.98%, but it will be the applicable incremental ASA charge in effect from time to time under Pipeline’s FERC Gas Tariff for the Project and in particular Customer’s Service Agreement);and while Customer may not nominate more than Customer’s MDQ, in the event actual quantities exceed the MDQ then with respect to service for such quantities above Customer’s MDQ, customer shall pay Pipeline, for all gas quantities transported, a usage rate, which shall be a negotiated rate equal to the maximum applicable Usage-2 Charge under Texas Eastern’s Rate Schedule FT-1 for this Project multiplied by the quantity of gas, in Dekatherms, delivered in the applicable day, and Customer shall also pay the applicable ASA charge, ACA charge, ASA usage surcharge, EPC adjustment and all other charges and surcharges applicable to the Service Agreement under Rate Schedule FT-1.
(b) with respect to service provided from a Receipt Point to a Delivery Point where one or both such points are located outside of the Transportation Path, the usage rate shall be the maximum applicable system Usage Charge under Texas Eastern’s Rate Schedule FT-1 multiplied by the quantity of gas, in Dekatherms, delivered in the applicable day, and Customer shall also pay the applicable system ASA charge, ACA charge, ASA usage surcharge, EPC adjustment and all other system charges and surcharges applicable to the Service Agreement under Rate Schedule FT-1.
Primary Receipt Points: Interconnection of Pipeline and Kinder Morgan REX Clarington, Monroe County, OH (Meter #73580)
Primary Delivery Points: at a proposed new interconnect to be established with Eastern Shore Natural Gas at Honeybrook, PA (Meter # ).
Recourse Rate(s): The Recourse Rate(s) applicable to this service is the applicable maximum rate(s) stated on Texas Eastern’s Tariff Sheets at the applicable time.

Issued by: D. A. McCallum, Director, Rates and Tariffs
Issued on:	Effective on:

TEXAS EASTERN TRANSMISSION, LP
FERC Gas Tariff	Pro Forma Sheet No. _____
Seventh Revised Volume No. 1
1/ This agreement conforms to the applicable form of service agreement.
2/ This negotiated rate shall apply only to service under Contract No. [tbd] and using the points designated herein, as further described herein; provided, if Customer amends the Service Agreement to change one or more of its primary points listed above pursuant to the provisions of Pipeline’s FERC Gas Tariff, Pipeline shall have the option to terminate this negotiated rate by providing Customer with written notice of Pipeline’s intent to terminate the negotiated rate and, in such case, Pipeline’s maximum recourse rates referenced above shall apply for the remaining term of the Service Agreement, unless and until otherwise agreed in writing between Customer and Pipeline; provided, further that following the term of this negotiated rate as such term is described above, Pipeline’s maximum recourse rates referenced above shall apply for any remaining term under the Service Agreement.
3/ Pipeline and Customer acknowledge that the Capital Costs attributable to the Project facilities which underlie the monthly Reservation Charge described in the Reservation Rate section above are reasonably estimated to be $[tbd dollars]. Such estimate of Capital Costs is expected to be substantially the same as the estimated Project capital costs reflected in the Exhibit K included with the certificate application filed by Pipeline with the Federal Energy Regulatory Commission (“Commission”) for the Project. The monthly Reservation Charge shall be adjusted, pursuant to the formula set forth in this footnote 3, solely to reflect any differences between the estimated $[tbd] and the amount of Capital Costs attributable to the Project facilities reflected by Pipeline in an amended Exhibit K that is filed by Pipeline with the Commission in the certificate proceeding regarding the Project. Pipeline shall prepare such amended Exhibit K in accordance with Section 157.14(a)(13) of Title 18 of the Code of Federal Regulations and such amended Exhibit K shall reflect Pipeline’s reasonable good faith estimate at the time of the total Capital Costs attributable to the Project, and Pipeline shall file such amended Exhibit K at least thirty (30) days, but no more than sixty (60) days, prior to the in-service date of the Project, as such in-service date is estimated to occur by Pipeline at the time (“Amended Exhibit K”).
Such monthly Reservation Charge shall be adjusted by an amount per Dth of MDQ equal to $0.3042 (equivalent to $0.01 per Dth per Day) for each $[tbd] million increment of Capital Costs as reflected in the Amended Exhibit K above or below the estimated $[tbd] amount (to be clear, the Reservation Charge adjustment will occur to the fourth decimal point and thus the rate may be adjusted in increments as small as $0.0001 per Dth per Day); provided, if the Capital Costs reflected in the Amended Exhibit K exceed 15% above the estimated Capital Costs of $[tbd], then the amount used for the Reservation Charge adjustment shall be deemed to be 1.15 multiplied by the estimated Capital Costs, and if the Capital Costs reflected in the Cost Report are more than 10% below the estimated Capital Costs of $[tbd], then the amount used for the Reservation Charge adjustment shall be deemed to be .90 multiplied by the estimated Capital Costs.
For purposes of this Negotiated Rate Agreement, (1) the term “Project” shall mean the Project as generally described in the recitals to the Precedent Agreement between the Parties regarding construction of facilities necessary to provide the service contemplated in the Service Agreement, and as more specifically described in the certificate application, as amended, related to such facilities on file with the Commission, and(2) the term “Capital Costs” means the total capital costs incurred by Pipeline for the development and construction of the Project, including, without limitation, the allowance for funds used during construction, as such costs are reflected in the Amended Exhibit K, including all costs incurred to the date of the Amended Exhibit K and estimated to be incurred for final completion of the applicable project.

Issued by: D. A. McCallum, Director, Rates and Tariffs
Issued on:	Effective on:

TEXAS EASTERN TRANSMISSION, LP
FERC Gas Tariff	Pro Forma Sheet No. _____
Seventh Revised Volume No. 1
4/ Texas Eastern and Customer agree that Contract No. [tbd] is a ROFR Agreement and will remain a ROFR Agreement following the end of the Negotiated Rate Term.
5/ Texas Eastern and Customer agree that in the event any carbon emissions tax or other greenhouse gas assessment is imposed on Texas Eastern as a surcharge, or other form of rate recovery, during the term of this Negotiated Rate Agreement, then Customer shall agree to modify the negotiated rate set forth herein to include Customer’s ratable share of such amounts. Further, if Texas Eastern is required to incur additional expense to comply with any greenhouse gas laws, rules or regulations, then Customer shall agree to modify the negotiated rate set forth herein to include Customer’s ratable share of such additional expense.

Issued by: D. A. McCallum, Director, Rates and Tariffs
Issued on:	Effective on:

EXHIBIT B
IRREVOCABLE STANDBY LETTER OF CREDIT

Letter of Credit No:	Date: , 2010

Date of Expiry: , 201_____

Beneficiary:	Account Party:
Texas Eastern Transmission, LP	Chesapeake Utilities Corporation
5400 Westheimer Court	350 South Queen Street
Houston, TX 77056	Dover, DE 19904
Attn: Credit Director
[Name of Bank] (“Issuing Bank”) hereby establishes this Irrevocable and Transferable Standby Letter of Credit No.                      in favor of Texas Eastern Transmission, LP (“Beneficiary”) for the account of Chesapeake Utilities Corporation (“Account Party”) for the aggregate amount of up to (dollar amount) available to Beneficiary by presenting sight draft(s) to Issuing Bank when accompanied by a signed and dated statement by a purported officer of Beneficiary certifying one or more of the following, as applicable:
1.
“The amount drawn herein is to satisfy obligations of Account Party between Beneficiary and Account Party. Wherefore, the undersigned Beneficiary does hereby demand payment of $                    . Beneficiary further certifies that supporting documents when required were presented to Account Party and that Account Party has not satisfied its obligations.” And / or

2.
“This Letter of Credit will expire in less than thirty (30) days and Beneficiary has not received an extension of said Letter of Credit or other acceptable replacement collateral from Account Party. Wherefore, the undersigned Beneficiary does hereby demand payment of $                    . Upon timely receipt of an amendment extending this Letter of Credit, this drawing is to be considered automatically rescinded.” And / or

3.
“Issuing Bank no longer has one of the following: an individual rating of at least “A-” from Fitch Investor Service, Inc., or a long-term senior unsecured debt rating of at least “A-” by Standard & Poor’s Rating Group, or a long-term senior unsecured debt rating of at least “A3” by Moody’s Investor Services, Inc., and Account Party has not caused a replacement Letter of Credit from an alternate financial institution acceptable to Beneficiary to be issued to Beneficiary. Wherefore, the undersigned Beneficiary does hereby demand payment of $                                        .”

SPECIAL TERMS AND CONDITIONS
1.
Partial and multiple drawings are allowed hereunder. The amount that may be drawn by Beneficiary under this Letter of Credit shall be automatically reduced by the amount of any payments made through Issuing Bank referencing this Letter of Credit.

2.
This Letter of Credit shall automatically extend without amendment for periods of one year each from the present or any future expiry date unless Issuing Bank notifies Beneficiary in writing at least sixty (60) days prior to such present or future expiry date, as applicable, that Issuing Bank elects not to further extend this Letter of Credit.

3.
This letter of Credit is transferable without charge any number of times, but only (a) to a party which succeeds to or is assigned and assumes in writing the rights and obligations of the transferor under that certain Precedent Agreement dated as of April  _____, 2010, between Texas Eastern Transmission, LP, the initial Beneficiary, and the Account Party (the “Agreement”) in accordance with or as permitted by the terms of the Agreement and only in connection with such succession or assignment, (b) in the amount of the full unutilized balance hereof and not in part, and (c) with the written approval of Account Party which consent shall not be unreasonably withheld, conditioned or delayed.

4.
The term “Beneficiary” includes any successor by operation of law of the named beneficiary to this Letter of Credit, including, without limitation, any liquidator, any rehabilitator, receiver or conservator.

5.	Presentations for drawing may be delivered in person, by mail, by express delivery, or by facsimile.
6.	All Bank charges are for the account of Account Party.
7.
Article 36 under UCP 600 is modified as follows: If the Letter of Credit expires while the place for presentation is closed due to events described in said Article, the expiry date of this Letter of Credit shall be automatically extended without amendment to a date thirty (30) calendar days after the place for presentation reopens for business.

Issuing Bank hereby agrees with Beneficiary that documents presented for drawing in compliance with the terms of this Letter of Credit will be duly honored upon presentation at Issuing Bank’s counters if presented on or before the expiry date.
Unless otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (“UCP”), 2007 Revision, International Chamber of Commerce Publication No. 600. Matters not covered by the UCP shall be governed and construed in accordance with the laws of the state of New York.
ISSUING BANK SIGNATURE